Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
GameTech International, Inc.

We have issued our reports dated January 28, 2009 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in the Annual Report of GameTech International, Inc. on Form 10-K for the year ended November 2, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of GameTech International, Inc. on Forms S-8 (File Nos. 333-122836 effective February 15, 2005, 333-72886 effective November 7, 2001, and 333-51411 effective April 30, 1998).

/S/ GRANT THORNTON LLP

Reno, Nevada
January 28, 2009